[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

May 1, 2008

VIA EDGAR

Board of Directors National Life Insurance Company One National Life Drive Montpelier, Vermont 05604

Re: National Variable Life Insurance Account

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the
Statement of Additional Information Prospectus filed as part of Post-Effective Amendment No.
15 to the Registration Statement on Form N-6 by National Variable Life Insurance Account for
certain variable life insurance policies (File No. 333-44723). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the
Securities Act of 1933.

Very truly yours, SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

7889109.1